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                                                                    EXHIBIT 99.9





                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Firstar Corporation

In our opinion, the consolidated balance sheets of Firstar Corporation and subsidiaries and the related consolidated statements of income, changes in shareholders' equity and cash flows, set forth on pages 34 through 57 of Exhibit 13 to Firstar Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, present fairly, in all material respects, the financial position of Firstar Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Firstar Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
June 21, 1999